Michael K. Devlin                                           Immediately
    Senior Vice President
    (617) 629-4244

                 CENTRAL BANCORP REPORTS RESULTS FOR ITS FOURTH
                  QUARTER AND FISCAL YEAR ENDED MARCH 31, 2003

     SOMERVILLE,  MASSACHUSETTS,  May 2, 2003-- Central Bancorp,  Inc.  (NASDAQ:
CEBK) today reported a net loss of $418,000, or $0.27 per diluted share, for the quarter ended March 31, 2003, compared to net income of $817,000, or $0.50 per diluted share, for the corresponding quarter in the prior fiscal year. A primary reason for the current quarter's loss is the previously announced additional state tax liability of approximately $835,000, net of tax benefits, attributable to a recently enacted state law affecting numerous Massachusetts banks, which disallows the deduction for dividends received by Central Co-operative Bank from its real estate investment trust (REIT) subsidiary for the 2000 through 2003 fiscal years. In addition, the current quarter's results reflect an accrual for the Company's portion of the estimated cost of resolution of a commercial claim filed in fiscal 2002 and legal fees incurred in the pending dispute with certain shareholders that, together, reduced net income by approximately $915,000. Exclusive of the foregoing significant items, pro forma earnings were $1,332,000 for the quarter ended March 31, 2003, compared to $817,000 for the corresponding quarter in the prior fiscal year.

     For the year ended March 31, 2003, net income amounted to $2,187,000, or $1.37 per diluted share, compared to $2,860,000, or $1.72 per diluted share, in the year earlier period. As noted in the preceding paragraph, the results for fiscal 2003 were adversely impacted by certain significant items, which, in the aggregate, reduced net income by $1,915,000. Exclusive of these significant items, pro forma earnings were $4,102,000 for the year ended March 31, 2003, compared to $2,860,000 in the prior fiscal year. The elimination of goodwill amortization in the current fiscal year, as required by a change in generally accepted accounting principles, contributed $288,000 to the year-over-year improvement.

     John D. Doherty, Chairman, President & Chief Executive Officer, stated, "While I am disappointed with the retroactive aspect of the change in state tax law affecting the taxability of income of our REIT subsidiary and the cost of litigation in our pending dispute with certain shareholders, I am pleased that we were able to sustain our improved operating performance for this

                                  (continued)

Central Bancorp, Inc.
Page 2 of 3


fiscal year, as compared to last year. We continue to be encouraged by the early success of our mortgage banking initiative and the continuing progress of our efforts to increase the commercial real estate loan portfolio. Commercial real estate loan originations exceeded $48,000,000 during the year, a record level for the Bank. In addition, core deposits increased 20% during the year."

     The results for the quarter ended March 31, 2003, as compared to the same period in the prior year, were favorably affected by an increase of $401,000 in net interest and dividend income, an increase in gains on the sale of loans of $768,000 and a reduction of $376,000 in losses on the sale and write-down of investment securities. The increase in net interest and dividend income was largely due to a 45 basis point reduction in the overall cost of funds to 2.96%. The Company commenced full operation of its mortgage banking initiative during the current quarter, which included the sale of loans originated in the prior quarter. As a result of the extraordinarily high level of refinancing activity during the last six months of fiscal 2003, the gains on loan sales realized in the quarter ended March 31, 2003 were considerably higher than the quarterly level anticipated in the coming fiscal year.

     Loan quality continued to be outstanding with no loans delinquent in excess of 90 days at March 31, 2003. In addition, loan delinquencies continued to be minimal and the Company held no foreclosed assets at the end of the current quarter.

     Central Bancorp, Inc., is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full-service banking offices and one limited-service high school branch in suburban Boston.


                           (See accompanying tables.)


--------------------------------------------------------------------------------
     This press release contains financial information determined by methods other than in accordance with accounting methods generally accepted in the United States of America ("GAAP"). The Company's management uses these non-GAAP measures in its analysis of the Company's performance. These measures typically adjust GAAP performance measures to exclude the effects of significant gains or losses that are unusual in nature. Because these items and their impact on the Company's performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company's core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance which may be presented by other companies.

     This press release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.
--------------------------------------------------------------------------------

Central Bancorp, Inc.
Page 3 of 3

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        Quarter Ended           Year Ended
                                                           March 31,             March 31,
                                                    --------------------------------------------
                                                       2003       2002        2003        2002
                                                    --------------------------------------------
                                                         (Unaudited)
Net interest and dividend income                    $  4,511    $  4,110    $ 17,259    $ 14,413

Net loss on sales and write-downs
  of investment securities                              (113)       (489)       (309)       (150)
Gain on sale of loans                                    768          --         796          --
Other non-interest income                                163         186         918         838

Non-interest expenses                                  4,656       2,379      13,879      10,464
                                                    --------    --------    --------    --------
  Income before taxes                                    673       1,428       4,785       4,637

Provision for income taxes                             1,091         611       2,598       1,777
                                                    --------    --------    --------    --------
  Net income (loss)                                 $   (418)   $    817    $  2,187    $  2,860
                                                    ========    ========    ========    ========
Earnings (loss) per share:

  Basic                                             $  (0.27)   $   0.50    $   1.38    $   1.73
                                                    ========    ========    ========    ========
  Diluted                                           $  (0.27)   $   0.50    $   1.37    $   1.72
                                                    ========    ========    ========    ========
Weighted average number of
  shares outstanding:
  Basic                                                1,567       1,628       1,584       1,650
                                                    ========    ========    ========    ========
  Diluted                                              1,567       1,647       1,599       1,665
                                                    ========    ========    ========    ========

RECONCILIATION OF GAAP EARNINGS
 TO PRO FORMA EARNINGS:
Net income (loss) per GAAP                          $   (418)   $    817    $  2,187    $  2,860
                                                    --------    --------    --------    --------
Impact of REIT legislation, net of taxes                 835          --         835          --
Impact of litigation and legal fees, net of taxes        915          --       1,080          --
                                                    --------    --------    --------    --------
      Net impact                                       1,750          --       1,915          --
                                                    --------    --------    --------    --------
Pro forma earnings                                  $  1,332    $    817    $  4,102    $  2,860
                                                    ========    ========    ========    ========

                                                          CONSOLIDATED BALANCE SHEET DATA
                                                                 (IN THOUSANDS)

                                                          March 31,         March 31,
                                                            2003              2002
                                                          ---------------------------
        Total assets                                      $ 476,827         $ 468,219
        Total loans                                         390,464           371,707
        Allowance for loan losses                             3,284             3,292
        Deposits                                            287,939           261,907
        Borrowings                                          144,576           164,000
        Stockholders' equity                                 39,443            38,954
